Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer.  I’d like to welcome you to our first quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

So with that, I’ll turn the call over to Martin Schroeter.

Overview

Thanks Patricia.  In the first quarter, we delivered over $18 billion of revenue, operating pre-tax income of $2.1 billion and operating earnings per share of $2.38, which is up year to year.  This is in line with the view we provided back in January, and keeps us on track to our full year expectations for earnings per share and free cash flow.

In the first quarter, we continued to deliver strong performance in our strategic imperatives, with revenue up 13 percent at constant currency.  As is typical, I’ll focus on constant currency growth rates throughout.  Our cloud offerings were up 35 percent this quarter, led by Cloud as-a-Service, which was up over 60 percent.  Analytics, the largest of our strategic areas was up seven percent.  Mobile was up over 20 percent, and security up 10 percent.

We also continued to deliver core capabilities to our clients, running mission-critical systems and processes. Many of these products provide the foundation of hybrid environments, enabling our clients to get more value from their on-premise data and applications.  Some of these key franchises are growing, like WebSphere, while others are declining, as they are in declining markets, but all are high value.

We’ve been very clear that to be successful with enterprise clients and to solve real problems, you need to bring together cognitive solutions on cloud platforms and create industry-specific solutions.  And so we’ve been focused on building a cognitive and cloud platform, and amassing the best industry skills and capabilities, all while maintaining our focus on delivering higher value solutions.  As part of the transformation, we have made significant investments and shifted resources.  This level of investment, and the longer return profile of the Cloud as-a-Service businesses are reflected in our margins.  Our foundation is now solidly in place, and while the investments will continue, our focus shifts to improving the returns on these investments, by building scale, and realizing operating efficiencies, keeping us on track to our full year objectives.

A Cognitive Solutions & Cloud Platform Company

And so our first quarter results once again reflect the success we’re having in our strategic imperatives.  We grew 13 percent in the quarter, which was compared to our strongest growth quarter last year.  Over the last twelve months, our strategic imperatives together generated nearly $34 billion in revenue, and now represent 42 percent of our total revenue.  With over 14 and-a-half billion dollars in cloud revenue over the last twelve months, we’re the global leader in enterprise cloud. We play an important role in running the critical processes of the largest enterprises, and so it’s not surprising that each of the 10 largest global banks, 9 of the top 10 retailers, and 8 of the top 10 airlines are now IBM Cloud as-a-Service customers.

At our Investor Briefing last month, we spent the day showing how we’ve transformed IBM into a cognitive solutions and cloud platform company, and the importance and value of delivering industry-specific solutions.  We talked about the differentiation of our cognitive and cloud platform, through specific Watson technologies, through our data-first approach, and our enterprise-strength cloud.  We bring all of this together in one architecture.  And we’re providing highly differentiated solutions by industry and scaling these solutions.  I’m not going to recap all of that here, but what I want to focus on today is some of the progress we made specifically in the first quarter, with our solutions, our clients, and our partners.

In the quarter, we extended the reach of Watson and the IBM Cloud through our partnership with Visa, where Watson IoT turns cars, appliances and other connected devices into potential points of sale; through our alliance with Samsung, where The Weather Company will be the default weather app on new Samsung devices, powering the weather experience for tens of millions of devices by the end of the year; and through our engagement with H&R Block, where we’re now embedded in 10,000 branches, enabling 9 million filers to benefit from the Watson-enhanced expertise of H&R Block’s tax professionals.

In the first quarter, we announced a strategic partnership with Salesforce, to deliver joint solutions designed to leverage artificial intelligence and enable companies to make smarter, faster decisions across sales, service and marketing.  We also partnered with Wanda, one of the largest commercial and enterprise groups in Asia, to bring public cloud services to China.

We are building emerging technologies on the IBM Cloud, like blockchain and quantum.  In blockchain, we had over 40 new engagements in the quarter, and are working on over 400 more.  And, as we’ve discussed in the past, the opportunities span multiple industries.  This quarter we announced we’re working with Maersk to use blockchain to transform the global shipping supply chain, partnered with Northern Trust to launch blockchain for the private equity market, and are collaborating with the FDA to explore how a blockchain can benefit public health.   In the first quarter, we also announced the first commercial quantum system.  IBM Q systems are designed to tackle problems that are beyond the reach of today’s computing systems.

These are just a few of the examples of the reach and the scale we’re building with cognitive and cloud, and I’ll highlight a few more in the segment discussions.  But first, I’ll walk through our financial metrics for the quarter.

Key Financial Metrics

Our revenue for the quarter was $18.2 billion, which is down two percent.  Currency was once again a headwind to growth, fairly consistent with the impact in the fourth quarter.  At current spot rates, that headwind will be more substantial over the next couple of quarters.

On a geographic basis, last quarter I talked about the impact of macro and geo-political trends on some country’s performance.  In EMEA, much of this continued into the first quarter, with declines in the U.K. and Germany, in particular putting pressure on our growth.

Our gross margin performance continues to reflect investments across our business, and the mix to as-a-Service businesses.  I’ll talk about additional drivers in the segment discussions.

Looking at our expense, pre-tax profit, tax rate and cash flow metrics, the year-to-year dynamics reflect some unique items in last year’s first quarter results.  A year ago we had charges that impacted our expense and pre-tax income by nearly a billion and a half dollars, including a workforce rebalancing charge of a billion dollars.  In the first quarter of this year, our workforce rebalancing charge was about $170 million.  So the year-to-year impact of a lower level of workforce rebalancing accounts for 11 points of the 20 percent reduction in total expense.  Our expense also includes a higher level of IP income, reflecting the success we’ve had in rebuilding our intellectual property income base through IP partnerships.  I’ll come back to this a little later.

And so our operating pre-tax profit of $2.1 billion was up over 50 percent this quarter.

Our tax rate for the quarter reflects an ongoing operating effective tax rate of just under 15 percent, in line with the expectation we discussed at the beginning of the year of 15 percent, plus or minus three points.  We also said we’d have a discrete tax benefit in the first quarter of four to five hundred million, and in the quarter the net benefit was just under $500 million. This is far less than the discrete benefit we had last year of $1.2 billion, associated with the Japan tax refund, and so tax was a substantial headwind to our net income and EPS growth in the quarter.

We generated $2.3 billion of operating net income in the quarter, and net income margin of 12.4 percent, which is up 30 basis points.

On the bottom line, our Operating EPS was up one percent to $2.38.

We generated $1.1 billion of free cash flow in the quarter, which is down year to year by the amount of last year’s Japan tax refund.  As you know, there is a lot of seasonality in the timing of our cash flows, much more so than in our net income.  That’s why it makes sense to look at cash realization on a trailing twelve-month basis.  Over the last twelve months, our free cash flow was 90 percent of our GAAP net income.

Cognitive Solutions Segment

Looking at our segments, Cognitive Solutions revenue was up three percent year to year, and pre-tax income was up double digits.  Our Solutions Software revenue was up five percent, while Transaction Processing Software was down one percent.  Within Solutions Software, growth was again led by offerings in Analytics, including our Watson-related offerings, and Security.  We saw strong SaaS performance, with strong double-digit growth again this quarter.

I’ll share more on our progress starting with Analytics.  We saw good growth in on-premise databases and data warehousing, which includes DB2, Informix and Netezza.  Content and integration offerings were also up this quarter, as data ingestion is an important initial step in a cognitive journey.

As part of that journey, our Watson platform continues to gain momentum in the marketplace. The Watson platform, built on the IBM Cloud, underpins our AI strategy, and is a fast and easy way to embed cognitive into our client’s workflows.  Two great examples are Salesforce and H&R Block. H&R Block went from an idea to fundamentally changing the client engagement experience with Watson, redesigning business processes, and deploying a cognitive solution across 10,000 branches in just a matter of months.

Building on the platform, we’ve differentiated with industry expertise across verticals.  In Watson Health, we had strong growth, particularly in Oncology, Government and Life Sciences, as we move to scaling Watson in Healthcare.  Out of the top 25 life sciences companies, nearly half are either using or implementing our cognitive offerings.  In an environment of increased regulatory pressure, cognitive helps to expedite the time to bring drugs to market, and to monitor them once in the market.  This quarter, we also introduced new cognitive offerings, such as Watson Imaging Clinical Review, and infused cognitive into existing offerings.  For example, in

Watson Care Manager we’re bringing organic and acquired content together to build a cloud-based offering that addresses integrated care.  We’re then adding cognitive capabilities to extract trends and provide actionable insights.  This is the kind of work we can do with our industry-specific development skills.

We also had good growth in Watson IoT, where we added over 50 new clients to our IoT Platform again this quarter.  And we are incorporating new capabilities into the IoT platform, such as the VISA payment services mentioned earlier.  Clients are collocating for innovation at our Munich center.  And the number of developers on our IoT platform had strong double-digit growth.

Watson for Financial Services also contributed to growth this quarter. Here we are leveraging the skills we acquired through the acquisition of Promontory, the world’s leading regulatory compliance consulting firm, to develop cognitive offerings in areas like regulatory change management.  It is a space ideally suited for cognitive because it is expertise and domain driven. Banks aren’t going to automate core regulatory processes with publicly available data alone.  By combining industry experts with cognitive capabilities, and leveraging industry-specific client data, we are building solutions that solve the problems in the industry.  Remember it matters who trains your AI platform, on what data, and who owns the insights.  By pulling all this together, IBM will be well positioned as the leader in the RegTech marketplace.

Security also contributed to growth in the quarter, driven again by areas such as data security and security intelligence.  We’ve had strong traction in Watson for Cyber Security, since launching in February, and deployed it in over 50 customers globally.  And we embedded cognitive into another offering, MaaS360 Advisor, using machine learning to analyze and protect devices.  We complement our software offerings with security services to offer the broadest portfolio in the industry.  Together with our security services, we outpaced the market.

Turning to Transaction Processing Software, performance improved sequentially driven by our z Systems middleware and Storage middleware.  While the overall business is declining, we have some areas that are growing, like Software Defined Storage.  Other parts are high value and running mission-critical workloads for our clients, but the growth profile is stable to declining.

Turning to profit, Cognitive Solutions gross margin is down, driven by continued investment into strategic areas, including acquisitions, and the mix toward SaaS.  Roughly a quarter of the Cognitive Solutions business is now services and SaaS offerings, which currently have a different margin profile. Pre-tax income is up for the segment, and improving year to year even when you adjust for the lower rebalancing charges.  This segment has very high PTI margins which expanded this quarter.

So for the Cognitive Solutions segment, we grew revenue and profit in the quarter, we’re embedding cognitive into more offerings, scaling platforms, and building high value vertical solutions.

Global Business Services Segment

Global Business Services was down two percent, which is a two point improvement in the trajectory from last quarter. Strategic imperatives grew double digits, led by our cloud and mobile practices.  Overall, we had modest growth in signings this quarter driven by our digital offerings, however the GBS backlog is still declining.  As we talked about last quarter, we need the growth from our new offerings to drive consistent signings growth, to improve the trajectory of the GBS backlog.

Consulting revenue was down two percent, improving nearly three points from last quarter’s performance.  We have good growth in IBM iX, our digital design practice that helps our clients build new customer and employee engagement models around digital.  We’ve built a robust network of 35 design studios around the world, where clients co-create with GBS consultants in digital strategy, design and mobile experience.  We are redesigning our clients’ workflows through integrated solutions and a robust set of enterprise-grade mobility applications.  This quarter we announced agreements with BP Castrol, Bell Canada and Santander to name a few.  In consulting, we continue to shift resources to our cognitive services, advanced analytics and digital platforms, and away from the more traditional areas, including consulting for on-premise enterprise applications and some migration and process re-engineering services.  Our consulting revenue reflects this shift.

Application management was flat year to year, and it’s been relatively stable over the last year.  We’re innovating our clients’ platforms, helping them migrate to new cloud architectures, increasing their speed and agility, and ultimately improving their competitiveness.

Turning to profit, we continue to invest in our strategic imperatives and build-out our practices around cognitive, cloud, mobile, and digital design.  Over the last year we’ve added nearly 8,000 resources to these businesses.   There also continues to be accounts where we are investing more to deliver on important client commitments.  And in parallel, we are streamlining the practice infrastructure and driving efficiencies in our delivery model through new methods, solutions, and project management approaches.

As we talked about at our Investor Briefing, GBS has aligned and focused its capabilities around three growth platforms. The first is digital strategy and iX where we help clients imagine what their businesses should look like in the digital world, and then execute a roadmap to build and migrate their capabilities to get them there.  The second is cognitive process transformation where we help clients adapt their core processes and integrate cognitive technology to gain insights, drive efficiencies, and create new business models.  The third is cloud application innovation, where we modernize their systems by putting in place new cloud-centric application architectures tailored to their business and their industry.

With deep industry capabilities, we are executing a strategy that is client-value led and powered by IBM assets and leading third-party platforms. We’ve re-focused our practice model to ensure we are building deep skills in the right areas and increasing our sales and delivery capacity.  We’re starting to see the benefit of this focus, and are expecting improved performance over the course of the year.

Technology Services and Cloud Platforms

Technology Services and Cloud Platforms revenue was down two percent. We continue to have strong double-digit growth in our strategic imperatives, particularly in cloud which was up over 40 percent, as we build out hybrid cloud environments for our clients.  As enterprises move to the cloud, they need help in managing the complexity of integrating multiple environments.  We are able to move these enterprises to the cloud in a way that leverages their critical data and IT investments.  Our Cloud as-a-Service revenue for the segment grew over 50 percent, and our annual as-a-service run-rate was $5.7 billion.

Infrastructure Services was down two percent.  As you know this is a business model where we drive productivity for our clients.  We orchestrate disparate systems and optimize IT operations.  We help clients manage their hybrid cloud environments which can include multiple cloud platforms, on premise data centers, and mobile environments.   When we deliver this productivity to our clients, that’s less revenue for us, but then we look to create new revenue streams by moving them to new areas, acquiring new scope, and bringing on new clients.   So our business model has always been to deliver productivity for our clients and then grow by expanding our scope of work and adding new clients to the platform.  While we had some substantial relationships lined up, we did not get them closed by quarter end, which impacted revenue in the period.  The revenue trajectory also reflects that a couple of large clients brought their operations in-house due to regulatory and other unique circumstances.  These clients remain on IBM platforms, and we’ll continue to be a trusted partner.

Turning to Technical Support Services, revenue was down two percent.   We continue to shift more to our multi-vendor support services which again grew this quarter.  We provide end-to-end support both inside and outside the data center including for example IoT environments.

Integration Software was down three percent.  We grew in our hybrid integration software that connects and integrates applications, data, and processes across on-premise and cloud environments.  In addition, WebSphere Application Server grew for the third consecutive quarter, demonstrating the importance of middleware in public, private and hybrid environments.   We declined in our on-prem DevOps tools and IT services management software.   While some clients prefer to keep this work in-house, these kinds of workloads continue to shift to cloud.  We’re seeing this as Bluemix, our cloud DevOps platform, continues to expand.

Looking at profit, gross profit margin was down, while PTI margin for the segment was up five points year to year. This quarter we had a lower level of workforce rebalancing, and we recognized savings from productivity actions including last year’s transformation actions.  Much of this was reinvested in new and existing skills.  We are investing as we move to a Watson-based cognitive delivery model.  Through this delivery model we are able to manage complex hybrid cloud environments and provide more insights into infrastructure that is always-on, available-everywhere, and of course secure.  In Infrastructure Services we’re constantly managing resources and investment across our portfolio, and the combination of the winding down of some contracts, signings delays, and some investment ahead of those signings impacted our profit in the quarter.  Finally, in TSS we are shifting more to multi-vendor services, and in Integration Software we are mixing more to SaaS, which impacts margins in the near term.

In summary, when you look at our performance in Technology Services and Cloud Platforms, our clients need help moving to the cloud and managing the complexity of their hybrid cloud environments, and we continue to see strong growth in cloud and our as-a-Service revenue.  Our middleware also continues to be important in these environments.  Our business model is one where we are constantly delivering productivity for our clients; this is what makes us the market leader.  The profit cycle requires that we invest ahead to provide the scale and efficiency that our clients cannot achieve on their own. These dynamics impacted revenue and margin this quarter.  As we sign the contracts that didn’t close in March, and yield some operational efficiencies, we are expecting better performance in this business in the second half.

Systems Segments

Our Systems revenue reflects declines in z Systems and Power indicative of where we are in the product cycles, while Storage grew after repositioning for flash across our portfolio.  Systems gross margin was down year to year, with declines across z Systems, Power, and Storage as we address market shifts and product transitions.

In z Systems, the mainframe continues to deliver a high value, secure and scalable platform that is critical to our clients’ needs, addressing both existing and new workloads.  We added seven new clients in the quarter and 87 since the beginning of this cycle.  We also had five major Financial Services sector wins this quarter with existing clients, as well as several blockchain engagements.  Our revenue and margin performance for the quarter reflects the fact that we are nine quarters into the product cycle.  And we expect a new mainframe late in the year.

Power declined, which reflects our changeover to a growing Linux market while continuing to serve a high value, but declining, UNIX market.  Linux workloads again had double-digit growth, outpacing the market. We’re the underdog here, and we have a three percent share, so there is a lot of opportunity ahead of us.  Our expanded Linux offerings, Power-on-Linux, are on a path to doubling revenue this year, and HANA on Power continues to play an important role in that success.  By contrast, in UNIX, declines were driven by our midrange and low-end systems.  Power, while critical for cloud and cognitive workloads, continues to be impacted by shifting our platform from UNIX to Linux, both in revenue and margins.

Storage hardware was up seven percent this quarter, led by double-digit growth in our all-flash array offerings.  Flash contributed to our Storage revenue growth in both midrange and high-end.  In storage, we continue to see the shift in value towards software-defined environments, where we continue to lead the market.  We again had double-digit revenue growth in Software-Defined Storage, which is not reported in our Systems segment.

Storage software now represents more than 40 percent of our total storage revenue.  Storage gross margins are down, as hardware continues to be impacted by price pressure.

To summarize Systems, our revenue and gross profit performance were driven by expected cycle declines in z Systems and Power, mitigated by Storage revenue growth.  We continue to expand our footprint and add new capabilities, which address changing workloads.  While we are facing some shifting market dynamics and ongoing product transitions, our portfolio remains uniquely optimized for cognitive and cloud computing.  New systems product introductions later in the year will drive improved second half performance as compared to the first.

IP Income

I want to spend a minute on our IP Income, and put our recent performance into context.

Our investment in research and development generates a significant amount of intellectual property, and we have a number of different ways we monetize it.  Keep in mind that the vast majority of our IP is monetized through revenue streams, with only a small portion through IP income.

Fifteen years ago or so, much of our IP was associated with our semiconductor manufacturing and design business.  At the time, in addition to licensing some of the IP, we used joint development agreements to deal with the economics of our manufacturing scale.  These partners essentially helped that scale issue.

Since then, our strategy has changed, which resulted in a different mix of business. We continue to have joint development and technology licensing agreements, though fewer.  Now, clients see the value in our IP but it requires continuous innovation to stay in high-value spaces.  And so more recently, we are forming IP partnerships to enable ongoing innovation in our IP, while allocating our development resources to where we see the best opportunities for us.

In these partnerships, we license, not sell, our source code to a technology or services partner, who assumes the development mission and invests to innovate and build new functionality, enhancing the value of the asset, which reinforces and supports our revenue stream.  We retain the ownership of the IP and the revenue streams, and pay a royalty to the partner for the development mission.  And as the partner sells to their clients they pay a royalty back to IBM from the revenue they receive.  The benefits of these IP partnerships to us include the prioritization of our development resources, the continued

innovation for our clients based on our high-value assets, and the creation of additional channels which can expand the client base.

So to sum it up, our ability to monetize IP is driven by the amount of IP that we create, which is substantial, not whether a transaction occurs in a particular period.  Because our IP is high value and relevant to our clients, it is attractive to a broad range of technology and services partners who can build solutions around the core assets. We had three new IP Partnership agreements in the first quarter, and now 19 over the last two years.  To put that in perspective, we have licensed, on a non-exclusive basis, about one percent of our software code base in these agreements to date, and we’re generating more IP every year than we’re licensing.  So we have a lot of opportunity in this area alone.  But as I said earlier, why and how we choose to monetize our IP, for example whether to address scale issues, or resource optimization, reflects our business strategy, and so the opportunities and the models will evolve.

Cash Flow and Balance Sheet Highlights

So now turning to cash flow and the balance sheet, we generated $1.9 billion of cash from operations, excluding our financing receivables, and we invested over $800 million in capital expenditures, particularly in our Watson and Cloud Platform areas, as well as in support of our services and systems businesses.

And so our free cash flow was $1.1 billion.  Over the last year our cash realization rate is 90 percent.  Excluding the benefit of last year’s tax refund, free cash flow is flat year to year, and within that, working capital contributed to our cash flow performance, driven by strong cash collections.  Our first quarter free cash flow generation is in line with historical trends, and we remain on track to deliver a level of free cash flow consistent with last year.

Looking at uses of cash in the quarter, we returned over $2.6 billion to our shareholders, about half through dividends, and half through share repurchases.  We bought back over seven million shares, and at the end of first quarter, we had $3.8 billion remaining in our buyback authorization.

On the balance sheet, we ended the quarter with $10.7 billion in cash and total debt of $42.8 billion.  Two-thirds of our debt was in support of our financing business, which now includes the increase in leverage related to our client and commercial financing business, IBM Credit.  The leverage in this business is now 9 to 1, which as I described in January, translates to an increase of just over $600 million in Global Financing debt.  The credit quality of our financing receivables remained strong at 52 percent investment grade, which is flat versus December, and a point better than a year ago.  More information on our financing business is provided in the supplemental charts in the back-up.

Our non-financing debt was $14.3 billion with a debt-to-cap ratio of 48 percent, which is a point lower than December.  Debt-to-cap is down 14 points year to year, as you’ll recall that we front-end loaded our debt issuances last year.

Our balance sheet continues to have the strength and flexibility to support our business over the long term.

Summary

Let me wrap up by talking about how we see the balance of the year, starting with the progression in the first half, and then drivers of our second half performance.

As you know, we typically see a profit improvement from first to second quarter.  Last year the sequential improvement was significant, because of the charges in the first quarter.  Adjusting for these outsized charges, we increased our operating pre-tax profit by an average of $800 million from first to second over the last couple of years.  We see a similar level of sequential improvement this year, which means we would finish the first half at about 37 percent of our full year “at least” Operating EPS expectations.   Now every year is different, and when you look at that 37% attainment compared to history, you’ll see it’s a few points below the last few years.

So I’ll spend a minute on why this year the first to second half dynamics will be different, and why we remain comfortable with our full year expectations.  To do that, I’ll give a couple of examples of things that we know, and things that we expect.

We know that we’ll have new systems products later in the year, and this will drive a significant improvement in gross profit from first half to second half.  Related to that, in the second half we’ll have the investment ramp behind us, so we’ll also benefit from lower Systems development spending in the second half relative to the first.  We also know that we’ll wrap on last year’s larger acquisitions.  They’ll be less dilutive to profit in the second half, as we continue to ramp revenue and realize some operational synergies.

Then, there are a couple of things that we expect, particularly in our services businesses.  We expect that Global Technology Services will sign a few of the larger contracts that didn’t close in the first quarter, and that, together with the cost savings and yield on some of the investments we’ve been making will improve the first to second half profit dynamics.  In Global Business Services, our trajectory is starting to improve, and we expect this to continue throughout the year.  We also expect currency to be a headwind, and we’ve put a view of that into the supplemental slides.

The translation of our pre-tax profit to net income will depend on the mix of business, and the operational tax rate assumption continues to be 15 percent, plus or minus three points.  As always this is without discrete items.

So put all of that together, and we continue to expect to deliver at least $13.80 of operating earnings per share for 2017, and free cash flow that is consistent with last year.

And with that, we’ll take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, I’d ask you to refrain from multi-part questions.

So let’s please open it up for questions.